Exhibit 77(c)

A special meeting of shareholders of the Lexington Emerging Markets Fund, Inc. (the"Fund") was held in Saddle Brook, New Jersey on July 21, 2000. A brief description of each matter voted upon as well as the results are outlined below:

                                                                       Shares        Shares        Shares     Shares
                                                                     voted for   voted against   abstained   withheld     Total
                                                                     ---------   -------------   ---------   --------     -----
1.   To elect eleven (11) Directors or Trustees,  as the case may be, to hold office until the election and  qualification of their successors:

     Al Burton                                                       3,150,983      124,422            --       --      3,275,405
     Paul S. Doherty                                                 3,168,394      107,010            --       --      3,275,404
     Robert B. Goode, Jr.                                            3,163,000      112,405            --       --      3,275,405
     Alan L. Gosule                                                  3,167,592      107,812            --       --      3,275,404
     Walter H. May                                                   3,165,697      109,708            --       --      3,275,405
     Jock Patton                                                     3,154,974      120,430            --       --      3,275,404
     David W.C. Putnam                                               3,167,592      107,812            --       --      3,275,404
     John R. Smith                                                   3,156,489      118,916            --       --      3,275,405
     Robert W. Stallings                                             3,169,445      105,959            --       --      3,275,404
     John G. Turner                                                  3,170,080      105,325            --       --      3,275,405
     David W. Wallace                                                3,161,890      113,514            --       --      3,275,404

2.   To approve a new Investment Management Agreement between the Fund and Pilgrim Investments,  Inc.("Pilgrim"), an indirect wholly-owned subsidiary of ReliaStar Financial Corp.  ("ReliaStar"),  to take effect upon the completion of the proposed acquisition of Lexington Global Asset Managers,  Inc. by ReliaStar.  The new Investment  Management Agreement would have the same fees as the current Investment Management Agreement.

                                                                     3,067,583       83,210       124,611       --       3,275,404

3.   To approve a new Investment  Management Agreement between the Fund and Pilgrim to take effect upon the completion of the proposed acquisition of ReliaStar by ING Groep N.V. ("ING"). The new Investment Management Agreement would have the same fees as the current Investment Management Agreement.

                                                                     3,061,755       92,152       121,496       --       3,275,403

4.   To ratify KPMG LLP as the Fund's independent public accountant for the year ended December 31, 2000.

                                                                     3,133,245       57,735        84,424       --       3,275,404

5.   To approve an Amended and Restated Articles of Incorporation for the Fund, a Maryland Corporation.

                                                                     3,088,152       63,158       124,093       --       3,275,403
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